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EXHIBIT 5.1

May 12, 2004

Coherent, Inc.
5100 Patrick Henry Drive
Santa Clara, CA 95056

  Re:    Registration Statement on Form S-8

Ladies and Gentlemen:

        We have examined the Registration Statement on Form S-8 to be filed by you with the Securities and Exchange Commission on or about May 13, 2004 (the "Registration Statement") in connection with the registration under the Securities Act of 1933, as amended (the "Act"), of an additional 3,500,000 shares of your common stock (the "Shares") reserved for issuance under the 2001 Stock Plan (the "Plan"). As your legal counsel in connection with this transaction, we have examined the proceedings taken and are familiar with the proceedings proposed to be taken by you in connection with the issuance and sale of the Shares pursuant to the Plan.

        It is our opinion that the Shares, when issued and sold in the manner referred to in the Plan and the agreements which accompany the Plan, will be legally and validly issued, fully paid and non-assessable.

        We consent to the use of this opinion as an exhibit to the Registration Statement, and further consent to the use of our name wherever appearing in the Registration Statement and any amendments thereto.

Very truly yours,
WILSON SONSINI GOODRICH & ROSATI Professional Corporation

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  EXHIBIT 5.1